EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING CONSENT

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. (“PGI”) (formally PTEK Holdings, Inc.) Nos. 333-11281, 333-17593, 333-29787, 333-39693, 333-52357, 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262 and 333-116506 on Form S-8 and Nos. 333-36557 and 333-109091 on Form S-3 of our reports dated March 15, 2005, relating to the consolidated financial statements of PGI as of and for the years ended December 31, 2004 and 2003 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, appearing in this Annual Report on Form 10-K of PGI for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 14, 2005